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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 30, 2003

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact name of registrant as specified in its charter)

MARYLAND	1-13232	84-1259577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4582 SOUTH ULSTER STREET PARKWAY
SUITE 1100, DENVER, CO 80237
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (303) 757-8101

NOT APPLICABLE
(Former name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

        On December 30, 2003, two subsidiaries of Apartment Investment and Management Company formed a joint venture with a subsidiary of GE Real Estate (the "Investor"). Apartment Investment and Management Company and its subsidiaries are collectively referred to herein as "Aimco." The new entity is a Delaware limited liability company in which one Aimco subsidiary is the managing member, and another Aimco subsidiary is the non-managing member. In the aggregate, the two Aimco subsidiaries received a 25% interest in the joint venture, and the Investor received a 75% non-managing member interest. Under the terms of the joint venture, Aimco transfers apartment properties to the joint venture, and the Investor contributes cash.

        At the initial closing for the joint venture on December 30, 2003, Aimco transferred interests in 33 apartment properties with a total of 9,534 units. The 33 properties, which are 100% owned by the joint venture, have a gross value estimated at approximately $346 million and have $204 million in mortgage debt that was assumed by the joint venture. At the initial closing, Aimco received approximately $107 million in cash proceeds (before transaction costs and funding of reserves), which it intends to use to redeem preferred stock, fund acquisitions of limited partnership interests, and for general corporate purposes. A copy of Aimco's press release announcing the formation of the joint venture and the initial closing is attached hereto as Exhibit 99.1 and incorporated herein by reference.

        Under the terms of the joint venture's limited liability company agreement, Aimco retains sole control over the day-to-day operations of the joint venture through its ownership of the managing member. As a result, Aimco consolidates in its financial statements the results of operations of the joint venture. Another Aimco subsidiary serves as property manager for each property owned by the joint venture. The Investor has approval rights with respect to a limited number of "Major Decisions," which include, among other things: amendments to the organization documents of the joint venture or any of its subsidiaries; approval of an annual business plan; the sale or transfer of a property; property financings and refinancings; and bankruptcy filings. Under certain circumstances, the Investor has the right to remove as the managing member the Aimco subsidiary that serves as the managing member. Those circumstances include, among other things, the following: a breach or default under the organizational documents of the joint venture; for "Cause," as defined in the limited liability company agreement; if Aimco effects a prohibited transfer of its interest in the joint venture; a default by the Aimco members in their obligation to lend funds to the joint venture to cover operating shortfalls; and certain bankruptcy events relating to the Aimco members. If the Investor removes the Aimco subsidiary that serves as the managing member, the Investor may appoint a new managing member (subject to Aimco's approval), and cause the joint venture to terminate any property management contracts with Aimco affiliates.

        Under the limited liability company agreement, the managing member must cause properties that represent at least 20% but not more than 30% in the aggregate of the total portfolio value to be sold between December 30, 2007 and December 30, 2008, and at least 30% but not more than 35% in the aggregate to be sold between December 30, 2008 and December 30, 2009. At the option of Aimco or the Investor, all of the properties may be sold after December 30, 2010. The Investor has the right of first offer with respect to properties to be sold by the joint venture, unless the Investor exercises its right to cause properties to be sold after December 30, 2010, in which case Aimco has the right of first offer with respect to such properties.

        In certain circumstances, Aimco or the Investor has the ability to trigger a buy-sell procedure in which one party names a price for a particular property or group of properties, and the other party decides if it wants to buy, or require the first party to buy, the property or group of properties. This buy-sell procedure is triggered upon the occurrence of certain events, including, among other things, the following: the Investor's failure to approve a "Major Decision"; the removal of the Aimco subsidiary as managing member; a transfer by a member of its interest in the joint venture that is not permitted under the agreement; or a change in control of Aimco.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (c)
  Exhibits

          The following exhibits are filed with this report:

Exhibit Number	Description
99.1	Press Release of Apartment Investment and Management Company, dated January 5, 2004

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

        Dated: January 5, 2004

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
By:	/s/ PAUL J. MCAULIFFE Paul J. McAuliffe Executive Vice President and Chief Financial Officer

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  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURE